UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 7, 2025

CEA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41266	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	CEAD	Nasdaq Capital Market
Warrants to purchase Common Stock	CEADW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into Material Agreement

Entry into Acquisition Agreement

On February 7, 2025, CEA Industries Inc., a Nevada corporation, entered into a purchase agreement with the several owners of all the equity of a group of Manitoba corporations that own all the assets used in the business of Fat Panda Ltd. (“Fat Panda”). Fat Panda is engaged in the manufacture, distribution and retail sale of e-cigarettes, vape devices and e-liquids and related products through multiple retail locations in the provinces of Manitoba, Ontario, and Saskatchewan, Canada, as well as through its online e-commerce site.

The acquisition will include all the assets of Fat Panda, including among other things, the leases for the retail outlets, intellectual property, inventory, government licenses and permits, franchise agreements, manufacturing facilities and supply agreements, which are necessary for the ongoing manufacturing and retail operations of Fat Panda. The acquisition will continue the employment of the current management and of the production and retail staff, for the uninterrupted, continuous operations of the business. The sellers will enter into non-competition agreements at closing. Certain of the senior management persons will enter into employment agreements for their continued employment after the closing of the acquisition.

The purchase price is CAD$18,000,000 (approximately, US$12,600,000), payable in cash, securities and seller loans. The Company also expects to borrow part of the cash portion of the purchase price, in an amount yet to be determined, which will be secured by the assets of Fat Panda. The purchase price includes an initial cash payment of CAD$13,900,000, issuance of 39,000 shares of the common stock of the Company with an agreed aggregate value of CAD$700,000 (approximately CAD$18.00 per share), and issuance of notes to the sellers in the aggregate principal amount of CAD$2,060,000, and release of a CAD$100,000 due diligence deposit. The Company is also agreeing to pay certain financial statement audit expenses of the selling parties. Of the notes to be issued by Fat Panda to the selling parties, one of the notes in the principal amount of CAD$1,030,000, is convertible into the common stock of the Company at a conversion rate of USD$19.00 per share. At closing the following will occur: first, a portion of the cash purchase price in the amount of CAD$1,375,000 will be held in a joint escrow account for 120 days after closing as a working capital adjustment escrow; second, the sum of CAD$1,240,000, will be paid into escrow for possible indemnity claims to be held for 18 months; and third, the purchase price will be reduced by CAD$112,500 and the sum of CAD$112,500 will be paid into escrow to be held for 18 months, both in relation to employee obligation claims under Canadian employment law.

Completion of the acquisition is subject to a number of conditions, which include the preparation of the Fat Panda companies and delivery of audited and unaudited interim consolidated financial statements, satisfaction of the financial condition of Fat Panda, completion of due diligence by the Company, receipt of all necessary government approvals and licenses, and continuation and reformation of the various retail location leases. Completion is also subject to the Company obtaining financing for a portion of the cash purchase price. The acquisition agreement also provides for the selling persons to make representations and warranties and undertake certain covenants about many aspects of the business of Fat Panda that shall be true and correct and performed at or prior to closing. The representations, warranties and covenants are those that are typical in relation to the acquisition of an operating business. The Company has also made certain representations, warranties and covenants, the principal one of which is to obtain financing for a part of the purchase price, which if not obtained will permit the Company to terminate the purchase agreement.

The Company anticipates that it will complete the acquisition in the first half of fiscal year 2025.

About the Business of Fat Panda

Fat Panda is central Canada’s largest retailer and manufacturer of e-cigarettes, vape devices and e-liquids, with a market share exceeding 50% in the region. The company operates 33 retail locations, including 29 Fat Panda stores and four Electric Fog vape outlets, in the provinces of Manitoba, Ontario and Saskatchewan. Fat Panda also serves a wide range of customers through its online e-commerce platform. Its retail footprint is complemented by a comprehensive portfolio of products, including its own line of premium e-liquids manufactured in-house, along with a robust portfolio of trademarks and intellectual property.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1*	Purchase Agreement dated February 7, 2025, for the business of Fat Panda Ltd. et. al.

99.1*	Press Release dated February 11, 2025, announcing the entry into the acquisition agreement of Fat Panda Ltd.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated February 12, 2025

CEA INDUSTRIES INC.

By:	/S/ Anthony K. McDonald
Anthony K. McDonald,
Chief Executive Officer